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     PAGE 2
                                                      FMC Corporation
                                                      Quarterly Report
                                                      on Form 10-Q for
                                                      September 30, 1997

Exhibit 11  Statement re:
            -------------
            Computation of Per Share Earnings Assuming
            ------------------------------------------
            Full Dilution (Unaudited)
            -------------------------
            (In thousands, except per share data)
            -------------------------------------

                                            Three Months                  Nine Months
                                          Ended September 30           Ended September 30
                                          ------------------           ------------------
                                           1997        1996             1997        1996
                                         -------      -------         --------    --------
Earnings:
  Net income                             $62,905      $54,581         $175,602    $166,102

Shares:
  Average number of shares of
   common stock and common
   stock equivalents
   outstanding                            38,402       38,053           38,263      38,028

  Additional shares assuming
   conversion of
   stock options                             175            1               63          37
                                         -------      -------         --------    --------
Pro forma shares                          38,577       38,054           38,326      38,065
                                         -------      -------         --------    --------

Earnings per common share
  assuming full dilution                 $  1.63      $  1.43         $   4.58    $   4.36
                                         -------      -------         --------    --------